Exhibit 10.21

BONUS AGREEMENT

This BONUS AGREEMENT (this “Agreement”) is made as of the          day of                         , 2005, between TARGA RESOURCES, INC., a Delaware corporation (the “Company”), and                                                                   (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to provide Executive with an opportunity to earn a cash bonus payment and to provide incentive to Executive to maximize the value of the Company and its ultimate parent corporation, Targa Resources Investments Inc., a Delaware corporation (the “Parent”); and

WHEREAS, Executive is prepared to continue in the employment of the Company and desires to obtain an additional bonus opportunity from the Company;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Definitions.

(a) “Bonus Amount” shall mean                              ($                    ).

(b) “Change of Control” shall have the meaning ascribed such term in the Amended and Restated Stockholders’ Agreement dated as of October 28, 2005, among Targa Resources Investments Inc. and the other parties thereto as amended, supplemented or otherwise modified as of the date hereof.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

2. Bonus Payment. Subject to the provisions of this Agreement, if Executive remains continuously employed by the Company (as provided in Section 5) from the date of this Agreement until the date of any Change of Control (or if Executive terminates employment with the Company prior to a Change of Control by reason of Executive’s death or disability, within the meaning of Section 22(e)(3) of the Code), then Executive shall be entitled to receive from the Company a bonus payment in an amount equal to the Bonus Amount. Any bonus that becomes payable in accordance with the terms of this Agreement shall be paid in one lump sum cash payment, by check or wire transfer in accordance with mutually acceptable arrangements between the Company and Executive, on the date of the closing of any Change of Control (or as soon as administratively practicable (but no later than sixty (60) days) following the date Executive terminates employment with the Company due to death or disability, if applicable, as described above). Such payment shall be subject to applicable federal, state, and local withholding taxes. The bonus payment payable hereunder shall be in addition to any other compensation or other amounts payable to Executive pursuant to any other agreement or policy of the Company or its affiliates.

3. Effect of Termination of Employment. If Executive ceases to be employed by the Company for any reason other than death or disability prior to the closing of any Change of Control, then Executive shall not be entitled to receive any bonus payment pursuant to this Agreement.

4. No Rights Prior to Distribution. Neither Executive nor any person claiming under Executive shall have the power to anticipate, encumber or dispose of any right, title, interest or benefit hereunder, or any remuneration issued pursuant hereto, in any manner or at any time, until the same shall have been actually distributed free and clear of the terms of this Agreement.

5. Employment Status. For purposes of this Agreement, Executive shall be considered to be in the employment of the Company as long as Executive remains an employee of either the Company or any person or entity controlling, controlled by or under common control with the Company. Nothing in this Agreement shall confer on Executive any right to continued employment or affect in any way the right of Executive’s employer to terminate Executive’s employment at any time, subject to the provisions of any employment agreement between Executive and Executive’s employer.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to conflicts of laws principles thereof.

7. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and Executive’s estate.

8. Severability. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Executive has executed this Agreement, all as of the day and year first written above.

TARGA RESOURCES, INC.

By:
Name:
Title:

[Executive]

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